EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectuses pertaining to the 2004 Equity Incentive Plan, as amended, of Kite Realty Group Trust of our reports dated March 13, 2009, included in Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, with respect to the consolidated financial statements and financial statement schedule of Kite Realty Group Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Kite Realty Group Trust filed with the Securities and Exchange Commission.

Ernst & Young LLP

Indianapolis, Indiana

May 8, 2009